QuickLinks -- Click here to rapidly navigate through this document

CONFIDENTIAL TREATMENT REQUEST

* Portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT 10.10

LICENSE AGREEMENT
BETWEEN
CALORIE MANAGEMENT SYSTEMS, INC.
AND
SENSORS FOR MEDICINE AND SCIENCE, INC.

        This Agreement dated August 17, 1999 ("Effective Date"), is by and between Calorie Management Systems, Inc., a Delaware corporation with principal offices at 14586 Aloha Avenue, Saratoga, California 95070 and its Affiliates ("CMS") and Sensors for Medicine and Science, Inc., a Delaware corporation with principal offices at 12321 Middlebrook Road, Suite 210, Germantown, MD 20874 ("SMSI").

RECITALS

        WHEREAS, SMSI is the owner of certain know-how, and the owner or exclusive licensee, with the right to sublicense, of certain patents and pending patent applications with claims covering certain oxygen sensor technology;

        WHEREAS, CMS desires to utilize such technology for devices that have pulmonary function testing, metabolic gas exchange, and/or cardiac output applications;

        WHEREAS, CMS desires a license from SMSI under such patents and patent applications and know-how; and SMSI is willing to grant such license under the terms and conditions set forth in this Agreement;

        NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants set forth below, CMS and SMSI mutually agree as follows:

        1.    DEFINITIONS

        In addition to the terms defined in the provisions of this Agreement, the following terms shall have the meanings ascribed below:

          1.1  "Affiliate" means any entity which controls, is controlled by or is under common control with another entity. An entity is deemed to be in control of another entity (controlled entity) if the former owns directly or indirectly at least fifty percent (50%), or the maximum percentage allowed by law in the country of the controlled entity, of the outstanding voting equity (or other equity or ownership interest in the event that such entity is other than a corporation) of the controlled entity.

          1.2  "Agreement" means this license agreement, including all appendices to this Agreement.

          1.3  "Agreement Year" means the twelve-month period following the Effective Date of this Agreement or any anniversary thereof.

          1.4  "CMS Disposable Product" means any component of a Licensed Product that is intended to be replaced between uses.

          1.5  "CMS Reusable Product" means any component of a Licensed Product that is intended for repeated use or with multiple users.

          1.6  "Confidential Information" means the existence and terms of this Agreement and all other information disclosed in writing by one party to the other pursuant to this Agreement and identified as "CONFIDENTIAL" as well as information disclosed orally or visually to the extent such oral or visual disclosure is reduced to writing and is identified as "CONFIDENTIAL", which writing is provided to the other party within thirty (30) days after such oral or visual disclosure. "Confidential Information" does not include any such information which:

            (A)  is known to the receiving party before receipt thereof under this Agreement, or is independently developed by the receiving party without recourse to the other party's Confidential Information, as evidenced by the receiving party's written records;

            (B)  is disclosed to the receiving party without restriction after full execution of this Agreement by a Third Party having a legal right to make such disclosure; or

            (C)  is or becomes part of the public domain through no breach of this Agreement.

          1.7  "FDA" means the United States Food and Drug Administration or any successor agency.

          1.8  "First Commercial Sale" means the first sale of a Licensed Product to a Third Party customer by CMS or an Affiliate of CMS as evidenced by the date on the invoice to such Third Party customer, provided, however that it does not include sales of prototype units to a Third Party customer for test, evaluation, or for the purpose of obtaining FDA clearance.

          1.9  "Fully Burdened Manufacturing Cost" means the costs of direct labor, direct materials, manufacturing overhead, regulatory and quality assurance/quality control incurred in the manufacture of an Oxygen Sensor, such calculations being based upon generally accepted accounting principles.

          1.10 This section intentionally omitted.

          1.11 "Know-How" means that proprietary technology, know-how, and/or trade secrets of SMSI relating to the Patent Rights, Oxygen Sensors or Licensed Products, including without limitation the items listed on Appendix 1.11 hereto. Should any Know-How become a Valid Claim, then such Know-How will automatically become part of the Patent Rights hereunder.

          1.12 "Licensed Field" means for use in airway-based gas exchange and/or cardiac output applications involving measurement of inhaled and/or exhaled oxygen in individual humans or mammals. These applications include instruments designed to perform pulmonary function, metabolic gas exchange, and/or cardiac output measurements. These applications do not include [*].

          1.13 "Licensed Product" means any product incorporating the Licensed Technology the manufacture, use or sale of, but for the license granted under Article 2 of this Agreement, would infringe a Valid Claim of the Patent Rights.

          1.14 "Licensed Technology" means oxygen sensor technology covered by a Valid Claim under the Patent Rights.

          1.15 "Oxygen Sensor Development Fee" means the fee described in Section 13.3 of this Agreement.

          1.16 "Net Sales" means with respect to the CMS Disposable Products, (A) the gross sales of such CMS Disposable Products billed by CMS or its Affiliates to a Third Party less (i) the allowances and adjustments separately and actually credited or paid to such Third Parties for damaged, outdated and returned CMS Disposable Products; or (ii) trade discounts granted; (iii) cash discounts actually taken by the Third Party; (iv) transportation charges (including insurance costs), handling charges, sales taxes, excise taxes and duties, and other similar charges invoiced to such Third Party or a reasonable factor for any such charges if such charges are absorbed by CMS and included in the CMS Disposable Products selling price, but not itemized on the invoice, which factor shall not exceed five percent (5%) of the selling price; and (v) rebates earned or granted, provided, however, if CMS or its Affiliates sells at a single price or rate a packaged combination of products, not all of which if sold individually would be CMS Disposable Products, then "Net Sales" with respect to such sales of packaged products shall equal the number of units of CMS Disposable Products sold as part of such packaged products (less the items listed in subsection A(i)-(v) above) multiplied by the respective average net selling price of the same type of CMS Disposable Products sold individually (excluding the item listed in subsection A(i)-(v) above) during the applicable quarter (or if no such individual sales occurred during such quarter, the most recent previous quarter during which such individual sales occurred); and (B) with respect to transactions in which CMS provides CMS Disposable Products to Third Parties for their commercial use and does not charge such Third Parties then Net Sales shall be calculated based on the list price of such CMS Disposable Products or the average selling price of such CMS Disposable Products over the two prior quarters period, whichever is greater.

          1.17 "Oxygen Sensor" means an oxygen sensor developed by SMSI, or incorporating Licensed Technology, which complies with the specifications set forth in Appendix 13.2 hereto, and optionally includes a SMSI Disposable Sensor.

          1.18 "Patent Rights" means (A) those patents and patent applications set forth in Appendices 1.18(A) and (B); (B) all patents which have or will issue from the patent applications listed in Appendices 1. 18 (A) and (B) and from divisional, continuation, continuation-in-part, or reissue applications based on the patents and patents applications listed in Appendices 1.18(A) and (B); (C) all extensions and reexamination certificates of patents identified in (A) and (B); (D) all foreign patents (including inventor certificates, supplemental protection certificates and the like) which claim priority, in whole or in part, on the basis of the applications for the patent(s) identified in (A) and (B) above; and (E) Patent and Patent Applications added to the Patent Rights under Section 1.11 hereof.

          1.19 "Royalty Year" means for the first Royalty Year, the period beginning from the earlier of the date of First Commercial Sale of a Licensed Product or the date one year from the Effective Date of this Agreement and ending on the date one year later; thereafter, a Royalty Year is the period beginning the day after the last day of the prior Royalty Year and ending on the one year anniversary thereafter.

          1.20 "Royalties" means the royalties described in Sections 3.1 and 13.2 of this Agreement.

          1.21 "SMSI Disposable Sensor" means a component used in conjunction with a Licensed Product and which is intended to be replaced between uses and which CMS purchases or licenses from SMSI.

          1.22 "SMSI Reusable Sensor" means a component used in conjunction with a Licensed Product and which is intended for repeated use or with multiple users.

          1.23 "Third Party" means any individual, corporation, partnership, trust or other business organization or entity, and any other recognized organization other than the parties hereto and their Affiliates.

          1.24 "Valid Claim" means any claim of an issued and unexpired patent which is part of the Patent Rights which has not been held unenforceable, unpatentable or invalid by a decision of a court or governmental agency of competent jurisdiction, unappealed and unappealable within the time allowed for appeal nor has been admitted by the patent holder to be invalid or unenforceable through reissue, disclaimer or otherwise, or a pending claim in a patent application which is part of the Patent Rights or assigned or exclusively licensed for the relevant field of use with the right to sublicense to SMSI during the term of this Agreement and relating to oxygen measurement, for eight (8) years after the priority date of the application in which said claim is pending.

        2.    LICENSE GRANT

          2.1  Subject to the terms and conditions set forth in this Agreement, SMSI hereby grants to CMS and its Affiliates an exclusive (including as to SMSI) worldwide, royalty-bearing license, under the Patent Rights in Appendix 1.18(A) and Know-How, to make, have made, use, import, offer to sell and sell Licensed Products for use only in the Licensed Field.

          2.2  Subject to the terms and conditions set forth in this Agreement, SMSI hereby grants to CMS and its Affiliates an exclusive (including as to SMSI) worldwide, royalty-bearing sublicense, under the Patent Rights in Appendix 1.18(B) and Know-How, to make, have made, use, import, offer to sell and sell Licensed Products for use only in the Licensed Field.

          2.3  CMS hereby agrees not to promote or sell any Licensed Product for use outside the scope of the Licensed Field.

          2.4  Nothing herein shall be construed as granting CMS the right to make or have made an Oxygen Sensor, other than as provided in Section 13 hereof.

        3.    ROYALTY PAYMENTS

          3.1    Royalties.    CMS shall pay to SMSI a royalty of:

              i)  [*] of Net Sales of CMS Disposable Products for use with Licensed Products utilizing a SMSI Reusable Sensor;

              ii)  [*] of Net Sales of CMS Disposable Products for use with Licensed Products utilizing a SMSI Disposable Sensor; and

            iii)  No royalty shall be paid on the sales of CMS Reusable Products.

          3.2    Minimum Royalties.    If the Royalties accrued under this Agreement do not equal the minimum amounts set forth below in the time periods noted, then SMSI may notify CMS in writing that SMSI intends to terminate the license granted in Section 2 of this Agreement within sixty (60) days from the date CMS receives such notification: (A) [*] cumulatively within the first Royalty Year with [*] to be paid each quarter within the first Royalty Year; (B) [*] within the second Royalty Year with [*] to be paid each quarter within the second Royalty Year; and (C) [*] for each Royalty Year thereafter, with [*] to be paid each quarter within each such Royalty Year. Within such sixty (60) days, CMS shall have the right to make up the difference between the minimum amount due and the actual Royalties accrued for such time period. CMS shall notify SMSI in writing whether it intends to make up such difference or not. If CMS makes such payment within the sixty (60) day period or such other time period to which the parties agree in writing, then the license granted under this Agreement shall continue; if CMS does not make such payment, then the license granted in Section 2 of this Agreement shall terminate as provided in Section 7 below. Starting in the fifth Royalty Year all amounts due under this Section must come from Royalties paid by CMS from: (i) sales of Licensed Product; and (ii) purchases of Oxygen Sensors.

        4.    ROYALTY PAYMENTS AND REPORTS

        Royalty payments shall be made in United States currency within thirty (30) days of the calendar quarter in which such royalties have accrued in the United States and within sixty (60) days for royalties accrued outside the United States. The calculation of the accrued royalties payable hereunder shall be based on Net Sales converted to U.S. dollars using standard conversion methodology, which is consistent with generally accepted accounting principles. Such standard conversion methodology for sales shall be based on monthly averages (the spot rate for the end of the month immediately prior to that which payment is due plus the spot rate for the month ending when payment is due divided by two), using central bank fixing rates in countries where available and open market rates otherwise.

Each royalty payment shall be accompanied by a statement which sets forth the Net Sales, separately listed for the categories of Net Sales set forth in Section 1.13 in each country, expressed in the currency of the country, the royalty rates and the royalties payable in U.S. dollars.

        5.    RECORDS AND AUDIT

        CMS shall keep or cause its Affiliates to keep and maintain records of sales made pursuant to the license granted under this Agreement. SMSI shall keep and maintain records of sales of Oxygen Sensors made under this Agreement and associated development costs. Such records shall be open to inspection at any reasonable time within three (3) years after the royalty period to which such records relate, but no more often than once per Agreement Year, upon fourteen (14) days prior written notice by one party to the other. Such inspection shall be performed by a recognized independent certified public accountant selected by the party requesting the audit and approved by the other, which approval shall not be unreasonably withheld. All expenses of such inspection shall be borne by the party requesting the audit; provided that, if the audited party is found to have under paid by more than ten percent (10%), then such party shall bear such expenses. Such accountant shall examine the records kept pursuant to this Agreement and report the findings of said examination of records to the applicable party as is necessary to evidence that the Net Sales and royalty payment amounts reported to the other party were accurately reported in accordance with this Agreement. A copy of such report shall be given concurrently to the other party. Any such report shall be considered the Confidential Information of the applicable party. Any underpayment shall be paid to the applicable party within ten (10) business days of the other party's receipt of the accountant's report. Any overpayment shall be reimbursed by the applicable party within ten (10) business days of such party's receipt of such report.

        6.    TAXES

        All taxes required by taxing authorities to be withheld from royalty payments due SMSI shall be deducted from amounts payable hereunder and shall be paid to appropriate fiscal or tax authorities on behalf of SMSI. CMS shall promptly inform SMSI of all such deductions. Tax receipts received by CMS evidencing payment of such taxes shall be forwarded to SMSI.

        7.    TERM AND TERMINATION

          7.1    Term.    The term of this Agreement shall commence on the Effective Date and unless sooner terminated as provided below, shall terminate upon the expiration, on a country-by-country basis, of the last to expire patent included in the Patents Rights for a given country, at which time CMS shall have a paid-up irrevocable license under the Know-How only in the Licensed Field.

          7.2    Termination.    In addition to termination under Sections 3.2, 13.13 and 14.1(B) this Agreement may be terminated as follows:

            (A)  CMS may terminate this Agreement upon ninety (90) days prior written notice to SMSI and such termination shall not affect any firm orders which have been placed under Section 13.2 hereof.

            (B)  By either party upon written notice to the other party (i) in the event of insolvency of the other party, or the appointment of a receiver by the other party for all or any substantial part of its properties, provided that such receiver is not discharged within sixty (60) days of his appointment; (ii) the adjudication of the other party as a bankrupt; (iii) the admission by the other party in writing of its inability to pay its debts as they become due; (iv) the execution by the other party of an assignment for the benefit of its creditors; or (v) the filing by the other party of a petition to be adjudged a bankrupt, or a petition or answer admitting the material allegations of a petition filed against the other party in any bankruptcy proceeding, or the act of the other party in instituting or voluntarily being or becoming a party to any other judicial proceeding intended to effect a discharge of the debts of the other party, in whole or in part. Notwithstanding the foregoing, CMS may not terminate this Agreement under this Section 7.2(B) if CMS or a Third Party manufactures Oxygen Sensors pursuant to Section 13.2(C) hereof.

            (C)  By either party

                (i)  if one party believes that the other party has committed a breach of any material provision of this Agreement, and the other party has failed to remedy such breach within sixty (60) days after the receipt of notice in writing of such breach from the non-breaching party and the non-breaching party has submitted the issue of whether the other party has committed such breach for resolution in accordance with the procedure set forth in Appendix 14.5 (Alternative Dispute Resolution); and

              (ii)  if the neutral person in accordance with the procedures set forth in Appendix 14.5 renders a ruling that the alleged breaching party has materially breached the Agreement; and

              (iii)  if the breaching party has materially failed to comply with the terms of such ruling within the time period specified therein for compliance or, if no time period is stated, then the non-breaching party has served notice upon the breaching party to undertake the actions specified to comply with the terms of the ruling and the breaching party has materially failed, within forty-five (45) days of such notice with regard to payment obligations, and within ninety (90) days of such notice with regard to other obligations, to undertake such action, then the non-breaching party shall have the right to terminate this Agreement by delivering written notice to the breaching party within thirty (30) days after expiration of the applicable period under this Section; and

              (iv)  except as provided in Sections 7.2(A) - (B), the foregoing rights to terminate this Agreement and the license herein are the only such rights of the parties to take such actions under this Agreement.

          7.3    Consequences of Termination.    The consequences of termination of this Agreement or the expiration of this Agreement due to the last to expire patent under the Patent Rights are as follows:

            (A)  Promptly after expiration or termination, each party shall, except as otherwise provided in this Agreement, return or destroy, and certify to such destruction of, all Confidential Information of the other party; provided that, each party may maintain one copy for archival purposes solely to confirm compliance with the provisions of Article 12.

            (B)  Upon termination, CMS's license under this Agreement shall terminate and CMS shall pay all royalties and other obligations which shall have accrued through the date of termination in accordance with the provisions of Article 4.

            (C)  Within one hundred twenty (120) days of termination, CMS shall dispose of, by sale or otherwise, any remaining Licensed Product and any such sales shall be included in the calculation under 7.3(B) above.

          7.4    Cumulative Remedies.    Except as to those remedies or limitations on remedies specifically set forth in this Agreement, each party shall have the rights and remedies set forth herein in addition to any other remedies which it may have under applicable statutory or common law. Each party shall have the sole discretion to determine which of its rights and remedies, if any, it shall pursue and such party shall not be required to exhaust any of its other rights or remedies before pursuing any one of the rights and remedies set forth in this Agreement.

          7.5    Survival.    Termination of this Agreement shall not relieve either party of its obligations incurred prior to expiration or early termination. The obligations under Section 14.6 (Publicity); Section 14.5 (Alternative Dispute Resolution); Section 14.3 (Assignment); Section 13.3 (Oxygen Sensor Development Fee); Article 12 (Confidential Information); Article 11 (Limitation of Liability); Article 10 (Indemnification); Article 9 (Representations and Warranties); and Sections 7.3 (Consequences of Termination) and 7.5 (Survival); Article 5 (Records and Audit); Article 4 (Royalty Payments and Reports; and Article 3 (Royalties), as applicable to royalties owed at termination or expiration, shall survive expiration or early termination of this Agreement or of any extensions thereof for a period of five (5) years if a survival period is not otherwise stated. Any other provisions of this Agreement contemplated by their terms to pertain to a period of time following termination or expiration of this Agreement shall survive.

        8.    PATENTS

          8.1    Patent Filing and Maintenance.    SMSI shall be responsible for filing, prosecuting and maintaining all U.S. and foreign applications and patents within the Patent Rights. CMS will pay for [*] of these costs when requested to do so by SMSI. CMS shall be given an opportunity to review and comment upon patent applications under the Patent Rights. If SMSI shall provide such opportunities to CMS, then CMS shall make no claim against SMSI with regard to the discharge of such responsibilities. SMSI shall keep CMS advised as to all material developments with respect to all patents and patent applications within the Patent Rights and shall promptly supply CMS with copies of all papers received and proposed to be filed in connection with the prosecution or defense thereof in sufficient time for CMS to comment upon. If SMSI fails to maintain any patent under the Patent Rights, upon written notice to SMSI, CMS may file such documents and make such payments as are necessary to maintain any such patent. Any such payments made by CMS beyond its obligation under this paragraph may be deducted from any royalty payments due to SMSI under this Agreement.

          8.2    Infringement by Third Party.    In the event SMSI or CMS has reason to believe that a Third Party may be infringing any of the Patent Rights, such party shall promptly notify the other party. SMSI, may in its discretion, elect to enforce the Patent Rights, through legal action or otherwise, and CMS agrees to cooperate with SMSI in such enforcement. If CMS has given written notification to SMSI of a Third Party infringement and has delivered satisfactory documentation to SMSI evidencing that the Third Party's infringing product is competitive with CMS's Licensed Product in the same country and total sales of such infringing product of the Third Party infringer are equal to or exceed one hundred thousand U.S. dollars (US$100,000) in an Agreement Year in the same country, then if SMSI fails to take commercially reasonable steps to enforce the Patent Rights within three (3) months of such notification, CMS's royalty rate applicable to sales in that country shall be decreased by one-half until such time as SMSI brings such action or otherwise resolves the issue of infringement.

          8.3    Patent Marking.    CMS shall mark all Licensed Products or their containers or manuals, in accordance with all applicable United States and foreign patent markings laws of any country where such products are made, sold, or used.

        9.    REPRESENTATIONS AND WARRANTIES

        Each of SMSI and CMS hereby represents and warrants:

          (A)  it has the full right, power and corporate authority to enter into this Agreement, and to make the promises set forth in this Agreement and there are no agreements, assignments or encumbrances inconsistent with the provisions of this Agreement;

        SMSI hereby represents and warrants:

          (A)  it has the full right, power and corporate authority to grant the licenses and sublicenses set forth in this Agreement;

          (B)  it owns all right, title and interest in the Patent Rights identified in Appendix 1.18(A) by assignment or otherwise, and is a valid licensee with the right to sublicense the Patent Rights identified in Appendix 1.18(B) and Appendices 1.18(A) and (B) indicate the status of all Patent Rights and all applications are still pending in good standing and have not been abandoned;

          (C)  to the best of its knowledge, no actions are threatened or pending before any court or governmental agency or other tribunal relating to the Patent Rights;

          (D)  the Patent Rights have not or will not be obtained through any intentional activity, omission or representation by SMSI that would limit or destroy the validity of the Patent Rights and SMSI has no knowledge or information that would impact on or affect the validity and/or enforceability of the Patent Rights;

          (E)  it has not and will not authorize Third Parties to practice the Patent Rights or the Know-How in the Licensed Field or otherwise grant rights to make, have made, use, sell and import products that are inconsistent with this Agreement; and

          (F)  no Third Party has acquired, owns or possesses in the Licensed Field any right, title or interest in or to the Patent Rights listed in Appendices 1.18(A) and (B) or Know-How.

        10.  INDEMNIFICATION

          10.1    Indemnification by CMS.    CMS shall defend, indemnify and hold harmless SMSI and its directors, employees, agents and affiliates from and against all claims, causes of action, settlement costs, other costs (including reasonable attorney fees and expenses), damages, losses or liabilities of any kind ("Liabilities") incurred in connection with any claim asserted by a Third Party: (A) based on death, personal injury or damage to property resulting from use of a Licensed Product unless it is judicially determined by entry of a final non-appealable order of a court of competent jurisdiction that such death, personal injury or damage to property was caused by the gross negligence or willful misconduct of SMSI; or (B) that any Licensed Product containing a CMS Disposable Product or a CMS Reusable Product infringes upon any presently or future issued U.S. or foreign patent or any copyright or trade secret of any Third Party.

          10.2    Indemnification by SMSI.    SMSI shall defend, indemnify and hold harmless CMS and its directors, employees, agents and affiliates from and against all Liabilities which arise from: (A) any material breach of a representation or warranty under Article 9; (B) any challenge by a Third Party to the validity or enforceability of the Patent Rights; and (C) any claim asserted by a Third Party based on death, personal injury or damage to property resulting from use of a Licensed Product unless it is judicially determined by entry of a final non-appealable order of a court of competent jurisdiction that such death, personal injury or damage to property was caused by the gross negligence or willful misconduct of CMS.

          10.3    Conditions of Indemnification.    If any indemnified party expects to seek indemnification under this Article, such party shall promptly give notice to the indemnifying party of its claim of indemnification and the basis therefor. If indemnification is sought based on a claim asserted by a Third Party, the party seeking indemnification shall also provide to the indemnifying party copies of any pleadings or other documents received from the Third Party evidencing the claim. Failure to notify an indemnifying party in accordance with this Section 10.3 shall not relieve the indemnifying party of its obligation of indemnity unless such failure materially prejudices the indemnifying party's rights. An indemnifying party may participate at its own expense in the defense of any Third Party claim as to which it receives a notice of claim of indemnity. If it so elects within a reasonable time after receipt of such notice, the indemnifying party may assume the defense of such claim with counsel chosen by it and approved by the indemnified party unless the indemnified party reasonably objects to such assumption on the ground that there may be legal defenses available to it which are different from or in addition to those available to the indemnifying party. If the indemnifying party assumes the defense of the claim, the indemnifying party shall not be liable for any fees and expenses of counsel for the indemnified party incurred thereafter in connection with the claim. In no event shall the indemnifying party be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from its own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No offer of settlement, settlement or compromise shall be binding on either party hereto without its prior written consent (which consent shall not be unreasonably withheld) unless such settlement fully releases the other party without any liability, loss, cost or obligation to such party.

        11.  LIMITATION OF LIABILITY

        Except for Third Party Liabilities arising under Article 10, in no event shall either party be liable for indirect, incidental, penal or consequential damages, or other similar damages, arising out of this Agreement.

        12.  CONFIDENTIAL INFORMATION

          12.1    Due Care.    It is recognized by the parties that during the term of this Agreement, the parties will exchange Confidential Information pertaining to their performance hereunder. Each party will use Confidential Information only as provided by this Agreement and will exercise due care to prevent the disclosure of Confidential Information of the other party. For purposes of this section, due care means at least the same level of protection that the party to whom Confidential Information is disclosed uses to protect its own Confidential Information, but in no event less than a reasonable level of protection.

          12.2    Permitted Disclosures.    Notwithstanding the above, nothing contained in this Agreement shall preclude CMS or SMSI from utilizing or disclosing to others its Confidential Information, or utilizing Confidential Information received from the other party as may be required (A) for regulatory purposes, including obtaining FDA clearances; (B) for audit, tax or customs purposes; (C) by court or other government order, provided that the party subject to such order notifies the other party and uses reasonable efforts to obtain a protective order covering such Confidential Information or (D) as otherwise required by law, provided that if one party makes such disclosure, the other party shall be given the opportunity for prior review of and comment on such disclosure, which comment shall be taken into consideration by the disclosing party.

          12.3    Reasonable Need to Know.    In addition to the foregoing, SMSI and CMS may disclose the Confidential Information of the other party to those Third Parties who have a reasonable need for the Confidential Information in the performance of their services in connection with the matters set forth in this Agreement; who are informed of the confidential nature of the Confidential Information; and who are bound not to disclose such Confidential Information.

          12.4    Survival.    The obligations of the parties set forth in this Article 12 shall apply during the term hereof and for a period of five (5) years after the date of early termination or expiration of this Agreement or of any extension thereof.

        13.  MANUFACTURING CONSIDERATIONS

          13.1    Reasonable Efforts.    CMS shall use commercially reasonable efforts to develop and market a Licensed Product; provided, however, that CMS shall have no liability (except as otherwise provided herein and specifically subject to 13.3 hereof) if CMS determines in its sole discretion to not commence, not continue or to abandon the development or manufacture of a Licensed Product.

          13.2    Purchase of Oxygen Sensors.

            (A)  SMSI will develop and manufacture a proprietary Oxygen Sensor which complies with the specification set forth on Appendix 13.2 hereto. SMSI will provide 100 prototype Oxygen Sensors to CMS within three (3) months of the date of this Agreement at a cost not to exceed [*] each. For the purpose of these prototype sensors, SMSI will make its good faith efforts to achieve the specifications set forth on Appendix 13.2. Thereafter, SMSI shall make the final Oxygen Sensors available for purchase by CMS at SMSI's Fully Burdened Manufacturing Cost for such Oxygen Sensor plus [*] (shipping and handling shall be paid by CMS); provided, however, that if SMSI's Fully Burdened Manufacturing Cost is less than [*] per Oxygen Sensor, then CMS will purchase the Oxygen Sensors from SMSI as prescribed in the above clause plus one third of the difference between [*] and the Fully Burdened Manufacturing Cost. The Fully Burdened Manufacturing Cost for firm purchase orders of: (i) less than [*] units per quarter shall not exceed [*] each; and (ii) [*] units per quarter or more shall not exceed [*] each. The above [*] and the one-third amounts shall be deemed royalty payments and shall be included in the computation of Minimum Royalties set forth in Section 3.2

            (B)  At least thirty (30) days before the last day of each Agreement Year during the Term of the Agreement, CMS shall provide an annual estimate of units to be purchased during the next Agreement Year and will place firm purchase orders each quarter of each Agreement Year thereafter. Purchase orders shall specify a delivery date no less than four (4) months from the date on which the order is placed. Additionally, no purchase order placed in any Agreement Year shall specify a number of units which exceeds fifty percent (50%) of the annual estimate applicable to that Agreement Year unless CMS receives prior written approval from SMSI.

            (C)  CMS intends for SMSI to be its primary supplier for Oxygen Sensors subject to this Section 13 and SMSI agrees to use commercially reasonable efforts to reduce the Fully Burdened Manufacturing Cost of the Oxygen Sensor while still meeting the specifications set forth in Appendix 13.2. [*] Prior to CMS manufacturing Oxygen Sensors or placing an order with a Third Party to manufacture Oxygen Sensors, CMS shall promptly deliver to SMSI a written notice of the price, quantity and other terms and conditions of the offer by the prospective manufacturer and the identity of the prospective manufacturer (the "Notice"). The terms of any such offer may be audited by SMSI on the terms set forth in Section 5 hereof and CMS agrees to provide SMSI with necessary materials to allow SMSI to determine if such terms are achievable by the prospective manufacturer. A valid Notice hereunder must contain a quote for a quantity of Oxygen Sensors substantially the same as the quantity included in CMS' last firm order. [*] Upon the earlier to occur of the following: (i) the expiration of the sixty day period, (ii) SMSI's delivery of a counteroffer which in CMS's reasonable opinion does not contain terms equivalent to those set forth in the Notice, or (iii) SMSI's rejection of the order on the terms set forth in the Notice, [*] CMS agrees to pay to SMSI the royalty amounts set forth in Section 13.2(A) above on Oxygen Sensors manufactured by CMS or a Third Party based upon the Fully Burdened Manufacturing Cost which SMSI would have been able to achieve based upon the bona fide counteroffer delivered to CMS by SMSI within the above 60 day period, or if no such counteroffer was issued by SMSI, then based on the Fully Burdened Manufacturing Cost for the latest firm order placed by CMS to SMSI. The terms of any such counteroffer may be audited by CMS on the terms set forth in Section 5 hereof and SMSI agrees to provide CMS with necessary materials to allow CMS to determine if such terms were achievable by SMSI. Any royalty payments made under this Section 13.2(C) shall be included in the computation of Minimum Royalties set forth in Section 3.2. CMS may send to SMSI no more than one Notice in any calendar year.

          13.3    Oxygen Sensor Development Fee.    CMS agrees to pay SMSI an additional amount equal to [*] of SMSI's Fully Burdened Manufacturing Cost for each Oxygen Sensor sold pursuant to Section 13.2 until such time as CMS has paid an aggregate of [*] in such additional amounts in order to cover SMSI's development costs of the Oxygen Sensor (the "Oxygen Sensor Development Fee"); provided, however, that if such development costs are less than [*], then the Oxygen Sensor Development Fee shall terminate and be deemed fully paid as soon as such payments equal such lesser development cost amount. CMS shall have the right to audit such development cost amounts as set forth in Section 5 of this Agreement. The Oxygen Sensor Development Fee shall be paid no later than the fourth Royalty Year. Notwithstanding anything in this Agreement to the contrary, and subject only to SMSI having delivered to CMS an Oxygen Sensor meeting the Appendix 13.2 specifications agreed upon at the time of such delivery, should this Agreement be terminated for any reason prior to the Oxygen Sensor Development Fee being fully paid, then the unpaid portion of such Fee shall be paid by CMS within sixty (60) days of such termination.

          13.4    Certificate of Analysis.    SMSI shall test or cause to be tested each batch of Oxygen Sensors pursuant to this Agreement before delivery to CMS. Each test shall set forth the items tested, specifications and test results in a certificate of analysis for each batch delivered. SMSI shall send or cause to be sent such certificates to CMS along with delivery of the Oxygen Sensors. CMS is entitled to rely on such certificates for all purposes of this Agreement. Nothing in this Agreement shall be construed to require CMS to perform any incoming testing, analytical or otherwise, on any Oxygen Sensors received from SMSI.

          13.5    Certificate of Manufacturing Compliance.    SMSI shall provide or cause to be provided for each batch of Oxygen Sensors purchased by CMS a certificate of manufacturing compliance which will certify that the batch of Oxygen Sensors (excluding SMSI Disposable Components) was manufactured in accordance with the appropriate product specifications, set forth on Appendix 13.2.

          13.6    CMS Inspection.    Notwithstanding SMSI's obligation to provide the certificate set forth in Section 13.5, SMSI shall permit CMS upon 14 days prior notice and during regular business hours, but no more often than once in each calendar year, access to those areas of SMSI's manufacturing facilities where the Oxygen Sensors are manufactured, tested, packaged, stored, handled and shipped and access to the manufacturing records of the Oxygen Sensors manufactured for CMS.

          13.7    Regulatory Inspection.    SMSI shall permit representatives of any regulatory agency having jurisdiction over the manufacture and/or marketing of the Oxygen Sensors (or of any other product in which the Oxygen Sensor is incorporated) to inspect its facilities in conjunction with the manufacture, testing, packaging, storage, handling and shipping of the Oxygen Sensors. Further, SMSI shall advise CMS immediately if SMSI receives notice of an impending inspection or if an authorized agent of the FDA or other governmental agency visits any of SMSI's manufacturing facilities concerning the Oxygen Sensors. SMSI shall furnish to CMS any report, including any FDA Form 483 notices (or comparable notices of other agencies), regulatory letters or similar documents received from such agency and the application of such report to the Oxygen Sensors, if any, within seven (7) days of SMSI's receipt of such report.

          13.8    Regulatory Inquiry.    Each party shall promptly inform the other of any formal or informal inquiry relating to any Oxygen Sensor by any regulatory agency of any state or national government or supranational authority.

          13.9    Compliance.    In the performance of this Agreement, SMSI shall comply with all applicable Federal, state and local laws and regulations.

        13.10    Assistance.    Upon CMS's reasonable request, SMSI shall reasonably cooperate as necessary with, and provide appropriate Oxygen Sensor data and information to, CMS regarding the Oxygen Sensors that would assist in, among other items, any application for regulatory approval whether from the FDA or any other regulatory body (e.g., 510(K), PMA, Koseisho), country product registration and OSHA/safety related requests.

        13.11    Oxygen Sensor Recall.    Should any Oxygen Sensor defect or any governmental action require

          (A)  the recall, destruction or withholding from market of any Oxygen Sensors sold hereunder (hereinafter "Recall");

          (B)  issuance of a Medical Device Report within the meaning of the Federal Food, Drug and Cosmetic Act on any Oxygen Sensors sold hereunder (hereinafter a "MDR"); or

          (C)  institution of a field correction of any Oxygen Sensors sold hereunder (hereinafter "Field Correction"), then SMSI shall bear the costs and expenses of correcting all problems with the Oxygen Sensor and providing replacement Oxygen Sensors to CMS if such Recall, MDR or Field Correction (collectively, "Product Action") is the direct result of any fault or omission attributable to SMSI, and CMS shall bear the costs and expenses of such Product Action if such Product Action is the direct result of any fault or omission attributable to CMS. If the parties are equally at fault for such Product Action, then SMSI shall bear costs and expense as set forth above and CMS shall bear all other costs and expense of the Product Action. All such actions taken by the parties under this provision shall be in accordance with CMS's written policies and procedures governing the specific event. CMS may temporarily suspend payment of royalties under Article 3 until such corrective action that may be required of SMSI is completed to CMS's reasonable satisfaction.

        13.12    Oxygen Sensor Problems.    If SMSI has any knowledge of a problem with the Oxygen Sensors which significantly affects compliance with the Appendix 13.2 specifications, then SMSI immediately will notify CMS in writing of the problem and forward to CMS all information concerning the problem which is in SMSI's possession. If CMS is made aware of a problem with the device that utilizes the Oxygen Sensors or receives a customer complaint regarding such device and determines the problem is related to the Oxygen Sensors or to a responsibility of SMSI under the Agreement, then SMSI shall assist CMS in the further investigation and/or correction of the problem by providing relevant documentation, agreeing to run reasonable tests and providing other assistance as reasonably requested by CMS.

        13.13    Failure to Supply.    In the event that SMSI is unable, or notifies CMS that it is unable, for any reason (including an event of force majeure) to supply the Oxygen Sensors (other than the prototype Oxygen Sensors referred to in Section 13.2) in accordance with the quantities and/or delivery dates specified by CMS pursuant to Section 13.2, SMSI shall promptly notify CMS. If such failure to supply will continue or does continue for a period of thirty (30) consecutive days, CMS may at its discretion (A) require SMSI to supply the undelivered Oxygen Sensors at a future date agreed upon by the parties; or (B) manufacture or have manufactured by a Third Party designated by CMS that quantity of Oxygen Sensors as CMS may determine or (C) partially terminate the Agreement as to the purchase of Oxygen Sensors without further liability as to any firm purchase orders tendered to SMSI. If CMS determines to manufacture or have the Oxygen Sensors manufactured by a Third Party, SMSI shall provide to CMS or such Third Party all necessary information, documentation, technical assistance and cooperation by appropriate employees of SMSI at SMSI's expense on an expedited basis to enable CMS or such Third Party to manufacture the Oxygen Sensors in accordance with the appropriate specifications. Without liability or breach of this Agreement, CMS may enter into a Third Party manufacturing contract that specifies a term of such contract that runs beyond the time that SMSI may or is able to resume supply of the Oxygen Sensors to CMS. The disclosure of any SMSI Confidential Information to a Third Party manufacturer shall be governed by Section 12 of this Agreement. Notwithstanding the foregoing, this paragraph shall have no applicability if SMSI is able to supply during an Agreement Year at least ninety percent (90%) of CMS's annual estimate for that Agreement Year.

        13.14    Supply Resumption.    SMSI shall have sixty (60) days from the original delivery date of the Oxygen Sensors to CMS in which to resume supply of the Oxygen Sensors to CMS. At the time that SMSI notifies CMS that SMSI can resume supply and provides CMS with a firm date for delivery of the Oxygen Sensors in accordance with CMS's needs, then CMS will cease production of the Oxygen Sensors in a reasonable time and manner if CMS is self-manufacturing the Oxygen Sensors or will terminate the contract with the Third Party manufacturer under the terms and conditions of that contract; and will resume supply from SMSI as soon as possible, but in no event later than four (4) months after the firm date for resumed delivery.

        13.15    Insurance.    Each party, at its sole cost and expense, shall obtain and keep in force during the term of this Agreement a policy of comprehensive liability insurance with bodily injury, death and property damage limits of not less than [*] per occurrence and [*] in the aggregate. The insurance policy shall be endorsed to provide for written notification to the other party by the insurer not less than thirty (30) days prior to cancellation, expiration, or modification. A certificate of insurance evidencing compliance with this Section and referencing this Agreement shall be furnished by each party to the other within ten (10) days of this Agreement's Effective Date, or other date as agreed by the parties, and of any insurance renewal.

        13.16    SMSI shall have no obligation and assumes no liability under this Agreement with respect to Oxygen Sensors manufactured by CMS or manufactured for CMS by a Third Party, except as provided in Sections 13.2 and 13.13 hereof.

        13.17    Before CMS shall enter into an agreement with a Third Party or an Affiliate for the manufacture of Oxygen Sensors under Sections 13.2(C) or 13.13, CMS, SMSI and such Third Party or Affiliate shall enter into a binding agreement, enforceable in the country in which such Third Party or Affiliate manufacture will take place, restricting the Third Party's or Affiliate's sales of Oxygen Sensors strictly to CMS and further restricting the use of any SMSI Licensed Technology, Know-How and other information the Third Party or Affiliate may receive from SMSI to only the manufacture of Oxygen Sensors for CMS; provided, however, SMSI may in its sole discretion allow such Third Party or Affiliate to manufacture and sell Oxygen Sensors to SMSI for SMSI's use outside of the Licensed Field of this Agreement.

14.
MISCELLANEOUS

        14.1    Force Majeure.

          (A)  Delay or failure on the part of either party in performing its obligations under this Agreement (except for payment of money) shall not subject such party to any liability to the other if such delay or failure is caused by or results from acts such as but not limited to acts of God, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor trouble, or compliance with any law, order or regulation of any government entity acting with color of right.

          (B)  Upon occurrence of an event of force majeure, the party affected shall promptly notify the other in writing, setting forth the details of the occurrence, and making every attempt to resume the performance of its obligations as soon as practicable after the force majeure event ceases. If such event prevents or will prevent performance of a material provision of this Agreement by one party for more than six (6) months, then the other party may immediately terminate this Agreement upon written notice to the non-performing party and in accordance with Article 7.

        14.2    Notices.    Any notice permitted or required by this Agreement shall be sent by (A) facsimile with a written confirmation copy, (B) registered mail or (C) a recognized private mail carrier service, and such notice shall be effective on the date received as indicated by the facsimile imprint date in the case of (A) and the carrier receipt in the case of (B) and (C), if sent and addressed as follows or to such other address as may be designated by a party in writing:

If to SMSI:	Sensors for Medicine and Science Attention: Marc R. Schneebaum 12321 Middlebrook Road, Suite 210 Germantown, MD 20874 TeleFax: (301) 515-0988
With a copy to:	Rothwell, Figg, Ernst & Kurz, p.c. Attention: E. Anthony Figg 555 13th Street, N.W., Suite 701 E Washington, D.C. 20004 TeleFax: (202) 783-6031
If to CMS:	Calorie Management Systems, Inc. 14586 Aloha Avenue Saratoga, California 95070 Attention: Noel Johnson, Ph.D. TeleFax: (408) 867-9395
With copy to:	General Counsel Associates LLP Attention: Susan J. Skaer 1891 Landings Drive Mountain View, CA 94043 TeleFax: (650)-428-3901

        14.3    Assignment.    This Agreement may not be assigned or transferred by either party, whether by operation of law or otherwise except under the following circumstances:

          (A)  CMS may assign this Agreement to a wholly-owned subsidiary of CMS or of its Affiliates.

          (B)  Either party may assign or transfer this Agreement to an Affiliate or Third Party in the event of a sale of all or substantially all of its assets to which this Agreement pertains or the merger into, acquisition by, or sale to such Affiliate or Third Party.

        14.4    Successors and Assigns.    This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns.

        14.5    Alternative Dispute Resolution.    The parties agree that any dispute that arises in connection with this Agreement shall be resolved by binding Alternative Dispute Resolution ("ADR") in the manner described in Appendix 14.5.

        14.6    Publicity.    The parties agree that upon the execution of this Agreement, no press release will be issued. Neither party shall (A) originate any publicity, news release or other public announcement, written or oral, whether to the public press, public stockholders or otherwise, relating to this Agreement, any amendment hereto or performance hereunder, or (B) use the name of the other in any publicity, news release or other public announcement, unless (i) the other party is given reasonable prior notice of the proposed publicity, news release or other public announcement and the opportunity to request reasonable changes thereto, or (ii) as required by law, in which case the originating party will give reasonable prior notice of such proposed disclosure to the other party, will provide the basis for the disclosure and the content. Consistent with applicable law, the other party will have the right to request reasonable changes to the disclosure, including the redaction of Confidential Information, to protect its interests.

        14.7    Relationship of Parties.    The relationship of the parties under this Agreement is that of independent contractors. Nothing contained in this Agreement is intended or is to be construed so as to constitute the parties as partners, joint venturers, or either party as an agent or employee of the other. Neither party has any express or implied right under this Agreement to assume or create any obligation on behalf of or in the name of the other, or to bind the other party to any contract, agreement or undertaking with any Third Party, and no conduct of the parties shall be deemed to infer such right.

        14.8    Year 2000 Compliance.    All hardware and software used by SMSI in the manufacturing process, and all hardware and software used by SMSI in its business relationship with CMS, will have no lesser functionality with respect to records containing dates after January 1, 2000, than previously with respect to dates prior to January 1, 2000.

        14.9    Appendices.    All appendices referenced herein are hereby made a part of this Agreement.

        14.10    Headings.    The headings used in this Agreement are for convenience only and are not a part of this Agreement.

        14.11    Waiver.    No waiver by either party of any default, right or remedy shall be effective unless in writing, nor shall any such waiver operate as a waiver of any other or of the same default, right or remedy respectively, on a future occasion.

        14.12    Severability.    If any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

        14.13    Entire Agreement; Amendment.    This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, written and oral, between the parties. No modification of any of the terms of this Agreement shall be deemed to be valid unless it is in writing and signed by both parties. No course of dealing or usage of trade shall be used to modify the terms and conditions in this Agreement.

        14.14    Applicable Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding its conflict of laws principles.

        14.15    Governing Language.    The English language version of this Agreement shall be controlling in all respects, notwithstanding any translation of this Agreement made for any purpose whatsoever.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized representative.

CALORIE MANAGEMENT SYSTEMS, INC.		SENSORS FOR MEDICINE AND SCIENCE, INC.
By:	/s/ JAMES R. MAULT	By:	/s/ MARC R. SCHNEEBAUM Marc R. Schneebaum
Title:	/s/ President	Title:	President & COO
Date:	/s/ 17 August 1999	Date:	August 23, 1999

* Portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

APPENDIX 1.11

        [*]

APPENDIX 1.18(A)

Docket No.: [*]
Title: [*]
Inventors: [*]

Country	Application No.	Filing Date	Patent No.	Issue Date	Status
U.S.	[*]	[*]			No substantive action.

Docket No.: [*]
Title: [*]
Inventors: [*]

Country	Application No.	Filing Date	Patent No.	Issue Date	Status
U.S.	[*]	[*]			No substantive action. Foreign filing deadline 8/26/99

Docket No.: [*]
Title: [*]
Inventors: [*].

Country	Application No.	Filing Date	Patent No.	Issue Date	Status
Taiwan	[*]	[*]			No substantive action.
U.S.	[*]	[*]			No substantive action.
WO	[*]	[*]			No substantive action. [*]

Docket No.: [*]
Title: [*]
Inventors: [*]

Country	Application No.	Filing Date	Patent No.	Issue Date	Status
U.S.		[*]			[*] No substantive action. [*]

APPENDIX 1.18(B)

Docket No.: [*]
Title: [*]
Inventors: [*]

Country	Application No.	Filing Date	Patent No.	Issue Date	Status
Australia	49897/96	2/15/96	693007	11/5/98	Issued
Canada	[*]	[*]			Examination request due 2/15/2003
China	96192171.4	8/27/97			Published
EPO	[*]	[*]			No substantive action.
Finland	[*]	[*]			No substantive action.
Japan	[*]	[*]			Examination request due 2/15/2003
Korea	[*]	[*]			No substantive action.
Mexico	[*]	[*]			Allowed.
Norway	[*]				No substantive action.
U.S.	08/393,166	2/21/95	5,517,313	5/14/96	Issued
WO	[*]	[*]

Docket No.: [*]
Title: [*]
Inventors:

Country	Application No.	Filing Date	Patent No.	Issue Date	Status
India	[*]	[*]			Abandoned
Taiwan	[*]	[*]			Abandoned
U.S.	08/855,235	5/13/97	5,910,661	6/8/99	Issued
WO	[*]	[*]			Abandoned

Docket No.: [*]
Title: [*]
Inventors:

Country	Application No.	Filing Date	Patent No.	Issue Date	Status
India	[*]	[*]			No substantive action.
Taiwan	[*]	[*]			No substantive action.
U.S	08/855,236	5/13/97	5,917,605	6/29/99	Issued
WO	[*]	[*]			National phase deadline 11/13/99

Docket Mo.: [*]
Title: [*]
Inventors: [*]

Country	Application No.	Filing Date	Patent No.	Issue Date	Status
India	[*]	[*]			No substantive action.
Taiwan	[*]	[*]			No substantive action.
U.S.	08/855,234	5/13/98	5,894,351	4/13/99	Issued
WO	[*]	[*]			National phase deadline 11/13/99 Preliminary Examination Report received.

Appendix 13.2 CMS O2 Sensor Specification

        1.    Sensor Description

          1.1  A PC board mounted oxygen sensor consisting of a reference cell and a sensing cell.

          1.2  The O2 sensor assembly is to be embodied in a "standard" PC board mounted electronic package (ex. DIP, SOIC, SSOP) with the specific package and pin-out to be determined by S4MS and approved by CMS based on functional requirements and cost.

          1.3  The width and height are to be determined by the internal component requirements of the sensor.

          1.4  [*]

          1.5  The base substrate will be ceramic or another material intended to minimize thermal gradients within the package.

        2.    [*]

          2.1  [*]

          2.2  [*]

          2.3  [*]

          2.4  [*]

          2.5  [*]

          2.6  [*]

          2.7  [*]

        3.    Operating Conditions

          3.1  The sensor is used to measure the partial pressure of oxygen in ambient room air and human exhalant under the following conditions:

Parameter	Min	Typ	Max	Units
Ambient Pressure(1)	[*]	[*]	[*]	mm Hg
Ambient Temperature	[*]	[*]	[*]	deg C
Ambient Humidity	[*]	—	[*]	% RH
Operating Temperature(2)	[*]	[*]	[*]	deg C
Flow Temperature(3)	[*]	[*]	[*]	deg C
Peak Flow Velocity(4)	[*]	[*]	[*]	m/s
Power Requirements	—	TBD		mW

(1)
[*]

(2)
[*]

(3)
[*]

(4)
[*]

          3.2  Operational modes:

            3.2.1    OFF: no power applied to the sensor

            3.2.2    WARM-UP: heater on, but sensor has not reached sensor operating temperature (3.1). LED off

            3.2.3    CALIBRATE: heater on and sensor at operating temperature. Sensor single-point calibration routine (to be determined by S4MS) performed by control electronics on the CMS product.

            3.2.4    STANDBY: heater on with temperature set-point set to the operating temperature. LED off

            3.2.5    ON: heater on with temperature set-point set to the operating temperature, LED on. Power and duty cycle of LED to be determined by S4MS to meet measurement and life requirements.

          3.3  The sensor will be interrogated at [*].

          3.4  Contaminants: sensor resistance to contaminants (smoke, alcohol, etc.) to be determined.

          3.5  Storage Temperature: [*].

        4.    Measurement requirements:

        The following table lists the measurement requirements for the O2 sensor. These requirements should be maintained over the operating conditions described in Sec. 3.1.

Parameter	Min	Typ	Max	Units
Partial Pressure of Oxygen(5)	[*]	[*]	[*]	mm Hg
Measurement Accuracy(6)	—	—	[*]	% of reading
Response Time(7)	[*]	[*]	[*]	ms

(5)
[*]

(6)
[*].

(7)
[*]

        5.    Sensor Life

          5.1  Shelf life: Defined as the length of time the sensor can be stored in the OFF mode (3.2.1) while maintaining measurement and accuracy requirements (see Sec. 4). It assumed that the sensor will be stored in a package which minimizes exposure to ambient light. Value to be determined based on testing of 100 pre-production prototypes. Testing procedures to be mutually agreed upon by CMS and S4MS.

          5.2  Usage life: Defined as the length of time the sensor can be operated continuously in the ON mode (3.2.3) while maintaining measurement and accuracy requirements (see Sec. 4). Value to be determined based on testing of 100 pre-production prototypes. Testing procedures to be mutually agreed upon by CMS and S4MS.

          5.3  Usage profile: The sensor will be designed to operate periodically with a profile of [*] minutes of continuous measurement (in the ON mode), [*] measurement periods per hour, 8 hours per day, 7 days per week, 50 weeks per year for the usage life. Between measurement periods, the sensor may be maintained in either the STANDBY or OFF modes. Under these conditions the sensor will maintain measurement and accuracy requirements (see Sec. 4) with the allowance for single-point calibration during usage.

        6.    Calibration

          6.1  Unit will be factory calibrated with a multi-point calibration over the measurement range (see Sec. 4), with the number of points to be determined from test results of initial 100 pre-production prototypes. Calibration procedure for the reference cell to be determined by S4MS.

2

          6.2  Factory calibration coefficients will be stored in an EEPROM packaged within the sensor.

          6.3  The sensor will maintain measurement and accuracy requirements (see Sec. 4) over the usage life of the sensor with single-point calibrations performed prior to each usage of the device.

        7.    Fully Burdened Manufacturing Cost

          7.1  Fully burdened manufacturing cost of sensor shall not exceed [*] for orders in quantities less than [*] units.

          7.2  Fully burdened manufacturing cost of sensor shall not exceed [*] for orders in quantities of [*] units or greater.

3

APPENDIX 14.5

ALTERNATIVE DISPUTE RESOLUTION

        The parties recognize that bona fide disputes as to certain matters may arise from time to time during the term of this Agreement which relate to either party's rights and/or obligations. To have such a dispute resolved by this Alternative Dispute Resolution ("ADR") provision, a party first must send written notice of the dispute to the other party for attempted resolution by good faith negotiations between their respective presidents (or their equivalents) of the affected subsidiaries, divisions, or business units within ninety (90) days after such notice is received (all references to "days" in this ADR provision are to calendar days).

        If the matter has not been resolved within ninety (90) days of the notice of dispute, or if the parties fail to meet within such ninety (90) days, either party may initiate an ADR proceeding as provided herein. The parties shall have the right to be represented by counsel in such a proceeding.

          1.  To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR. Within fourteen (14) days after its receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issues to be resolved within the same ADR.

          2.  Within twenty-one (21) days following receipt of the original ADR notice, the parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the parties are unable to agree on a mutually acceptable neutral within such period, either party may request the President of the JAMS/Endispute in San Jose, California (JAMS) (1-800-352-5267), to select a neutral pursuant to the following procedures:

          (a)  JAMS shall submit to the parties a list of not less than five (5) candidates within fourteen (14) days after receipt of the request, along with a Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of either party or any of their subsidiaries or Affiliates.

          (b)  Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

          (c)  Each party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to JAMS within seven (7) days following receipt of the list of candidates. If a party believes a conflict of interest exists regarding any of the candidates, that party shall provide a written explanation of the conflict to JAMS along with its list showing its order of preference for the candidates. Any party failing to return a list of preferences on time shall be deemed to have no order of preference.

          (d)  If the parties collectively have identified fewer than three (3) candidates deemed to have conflicts, JAMS immediately shall designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference. If a tie should result between two candidates, JAMS may designate either candidate. If the parties collectively have identified three (3) or more candidates deemed to have conflicts, JAMS shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in subparagraphs 2(a)—2(d) shall be repeated.

          3.  No earlier than twenty-eight (28) days or later than fifty-six (56) days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties. The ADR proceeding shall take place at a location agreed upon by the parties. If the parties cannot agree, the neutral shall designate a location other than the principal place of business of either party or any of their subsidiaries or Affiliates.

          4.  At least seven (7) days prior to the hearing, each party shall submit the following to the other party and the neutral:

          (a)  a copy of all exhibits on which such party intends to rely in any oral or written presentation to the neutral;

          (b)  a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

          (c)  a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue; and

          (d)  a brief in support of such party's proposed rulings and remedies, provided that the brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding but may be amended by the neutral to the extent required to justly resolve the disputes related thereto.

        Except as expressly set forth in subparagraphs 4(a)—4(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

          5.  The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

          (a)  Each party shall be entitled to five (5) hours of hearing time to present its case. The neutral shall determine whether each party has had the five (5) hours to which it is entitled.

          (b)  Each party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the party conducting the cross-examination.

          (c)  The party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

          (d)  Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

          (e)  Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible. As to all other matters, the neutral shall have sole discretion regarding the admissibility of any evidence.

          6.  Within seven (7) days following completion of the hearing, each party may submit to the other party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

          7.  The neutral shall rule on each disputed issue within fourteen (14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the

2

parties on each disputed issue but may adopt one party's proposed rulings and remedies on some issues and the other party's proposed rulings and remedies on other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

          8.  The neutral shall be paid a reasonable fee plus expenses. Unless otherwise determined by the neutral, each party shall bear its own fees and expenses, and shall each pay one half of the neutral's fees and expenses.

          9.  The rulings of the neutral the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

        10.  Except as provided in paragraph 9 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.

3

QuickLinks

  EXHIBIT 10.10
LICENSE AGREEMENT BETWEEN CALORIE MANAGEMENT SYSTEMS, INC. AND SENSORS FOR MEDICINE AND SCIENCE, INC.
RECITALS
APPENDIX 1.11
APPENDIX 1.18(A)
APPENDIX 1.18(B)
Appendix 13.2 CMS O2 Sensor Specification
APPENDIX 14.5 ALTERNATIVE DISPUTE RESOLUTION